                                                                   Exhibit 10.22

                   SEPARATION AGREEMENT AND GENERAL RELEASE
                   ----------------------------------------

          This Separation Agreement and General Release ("Separation Agreement") is made and entered into this 20th day of February, 1996, by and between William
F. Walker ("Walker"), a resident of the State of Minnesota, and Ancor Communications, Inc. ("Ancor"), a Minnesota corporation with its principal place of business in Minnetonka, Minnesota.

          WHEREAS, Walker was employed by Ancor from approximately January 18, 1993, through February 6, 1996;

          WHEREAS, Walker resigned his employment with Ancor, effective February 6, 1996;

          WHEREAS, Walker has negotiated with Ancor regarding the terms and conditions of his resignation and separation from Ancor;

          WHEREAS, it is the desire of Walker and Ancor to settle all disputes related directly or indirectly to Walker's employment by Ancor, and/or Walker's resignation from employment, in accordance with the terms and conditions set forth in this Separation Agreement;

          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Separation Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged,

          IT IS AGREED, by and between the undersigned, as follows:

                A)  COMPENSATION AND BENEFITS
                    -------------------------
     (1) Compensation to Walker: Ancor will pay the sum of Forty-six Thousand Two Hundred, Forty-nine and 98/100 Dollars ($46,249.98) to Walker. This sum will be provided in accordance with Ancor's normal payroll disbursements, over a six-month period, commencing with the first paycheck disbursement following the expiration of the rescission period described in Paragraph (9) below. Ancor will make these payments only on the condition that Walker does not exercise his right to revoke or rescind this Agreement pursuant to Paragraph (9) below. Ancor will make state and federal tax deductions, social security deductions, and all other standard deductions from these severance payments.

     (2) Stock Options/Accelerated Vesting: Ancor will allow Walker to vest current non-vested options for 24,916 shares of Ancor stock, following the expiration of the rescission period described in Paragraph (9) below, on the condition that Walker does not revoke or rescind this Separation Agreement. Walker will be allowed to exercise these options for a period of one year, commencing on the day after the expiration of the rescission period. Similarly, Ancor will allow Walker to exercise options for the same one year period referenced in the preceding sentence, for the 15,084 shares in which he already is vested. Walker's exercise of options must be made in accordance with the "Ancor Communications, Incorporated Incentive Stock Option Agreement" dated March 3, 1993 (Exhibit A, hereto), "Ancor Communications, Incorporated Incentive Stock Option Agreement" dated June 30, 1993 (Exhibit B, hereto), "Ancor Communications, Incorporated Incentive Stock Option Agreement" dated December 20, 1993 (Exhibit C, hereto), "Ancor Communications, Incorporated Incentive Stock Option Agreement" dated August 9, 1994 (Exhibit D, hereto), the "Ancor Communications, Incorporated Incentive Stock Option Agreement" dated January 4, 1995 (Exhibit E, hereto), and the "Ancor

Communications, Incorporated 1994 Long-term Incentive and Stock Option Plan," (Exhibit F, hereto) all of which are incorporated herein by reference. Walker's rights pursuant to the stock option documents referenced in the preceding sentence have been modified and expanded by the actions of the Ancor Board of Directors and the Committee administering the stock option plan, as described in
Section 3(a) of Exhibit F.

     (3) Insurance Benefits: Ancor will continue Walker's insurance coverage for health and dental, disability, and life insurance for a one year period, commencing on the day after the expiration of the rescission period described in Paragraph (9) below, on the condition that Walker does not revoke or rescind this Separation Agreement. Ancor will pay for these insurance coverages, by making Walker's COBRA payments for him. If, however, Walker finds alternative employment during this 12-month period and if his new employer provides one or more insurance coverages being provided by Ancor, Walker shall immediately notify Ancor of his new coverage(s) and Ancor's obligations pursuant to this Paragraph shall cease.

     (4) Walker's Death: Ancor agrees that the compensation and benefits described in Paragraphs (1) - (3) above will be paid or provided to, or exercised by, Walker's estate in the event of his death. Ancor further agrees to pay any outstanding obligations Walker incurred prior to his death pursuant to Paragraph (5) below.
     (5) Outplacement Assistance: To facilitate Walker's transition to new employment, Ancor will provide him outplacement assistance by paying a maximum of Five Thousand and No/100 Dollars ($5000) to the outplacement service selected by Walker, as these costs are incurred and billed by the outplacement service. This outplacement assistance will be provided on the condition that Walker does not revoke or rescind this Separation Agreement pursuant to Paragraph (9) below. This obligation shall end no later than one year after the expiration of the rescission period, or when the $5,000 has been expended, whichever occurs first.

     (6) No Legal Entitlement to Compensation and Benefits: Walker agrees that Ancor has no legal obligation to provide him the compensation and benefits described in Paragraphs (1) - (4) above. Ancor has agreed to provide Walker the compensation and benefits described in Paragraphs (1) - (4) to reach an expeditious and amicable resolution regarding the terms and conditions of Walker's resignation, to minimize the attorneys' fees that otherwise would be incurred in the defense of any litigation instituted by Walker, and to minimize the management time that otherwise would be expended in the defense of any litigation instituted by Walker.

     (7) Inclusive of All Income and Other Benefits: Walker agrees that the compensation and benefits described in Paragraphs (1) - (4) above are inclusive of any and all income or other benefits for which Walker may be, is, or would have been eligible, had his employment with Ancor been continued in the same or some other manner, except for reimbursement of $36.54 of business expenses (per final Expense Report dated February 16, 1996, attached hereto) and payment of one and one-half days of vacation pay, which Ancor agrees to pay to Walker promptly after expiration of the rescission period.

     (8) Attorneys' Fees and Expenses: Walker agrees that he is responsible for payment of all of his own attorneys' fees and expenses incurred in conjunction with the resolution of any and all of his purported claims against Ancor.

                (B) RIGHT TO CONSIDER AND RIGHT TO REVOKE
                -----------------------------------------
     (9) Right to Consider Executing this Separation Agreement: Walker understands that he has twenty-one (21) days to consider whether he should execute this Separation Agreement. Walker further understands, however, that he is not required to take the entire twenty-one day period to decide whether he wishes to execute this Separation Agreement and that he may do so on an accelerated basis without prejudice to his own or Ancor's rights under this Separation Agreement.

     (10) Right to Rescind or Revoke this Separation Agreement: Walker understands that he has the right to rescind or revoke this Separation Agreement for any reason within fifteen (15) days after he signs it. Walker understands that this Separation Agreement will not become effective or enforceable unless and until he executes this Separation Agreement and the applicable rescission period has expired. Walker understands that if he wishes to rescind, the rescission must be in writing and must be hand-delivered or mailed to Stephen O'Hara.

          If hand-delivered, the rescission must be: (a) addressed to Stephen O'Hara, Chief Executive Officer and President, 6130 Blue Circle Drive, Minnetonka, Minnesota 55343; and (b) delivered to Stephen O'Hara within the 15-day rescission period. If mailed, the rescission must be: (a) postmarked within the 15-day rescission period; (b) addressed to Stephen O'Hara at the above address; and (c) sent by certified mail, return receipt requested.

                C)  FULL COMPROMISE/GENERAL RELEASE
                    -------------------------------
     (11) Full Compromise: Walker agrees that the payment and acceptance of the consideration described in Paragraphs (1) - (4) above, is in full, final, and complete compromise, settlement, and satisfaction of any and all claims relating directly or indirectly to: Walker's association with or employment by Ancor; Walker's resignation from employment; and/or claims Walker could have asserted in any litigation against Ancor.

     (12) General Release of Ancor: Walker, for and on behalf of himself and his heirs, administrators, executors, successors and assigns, agrees to, and hereby does, release, acquit, and forever discharge Ancor and its parent, affiliates, subsidiaries, and related companies, and the current and former directors, officers, members, agents, attorneys, servants, independent contractors and employees of Ancor and all its related entities (the "Released Parties"), from any and all claims, whether direct or indirect, fixed or contingent, known or unknown, which Walker ever had, has, or may claim to have, for, upon, or by reason of any matter, act or thing prior to the date of this Separation Agreement, including but not limited to, any cause of action Walker could have asserted in any litigation against any of the Released Parties, any cause of action or claim relating to Walker's association with or employment by Ancor, and/or any cause of action or claim relating to Walker's decision to resign. This General Release specifically encompasses, but is not limited to, claims that could be brought under the Minnesota Human Rights, Minn. Stat. (S)
363.01 et seq., Title VII, 42 U.S.C. (S) 2000(e) et seq., the Age Discrimination in Employment Act, 29 U.S.C. (S) 621 et seq., the Americans With Disabilities Act, 42

U.S.C. (S)(S) 12101-12213, and any other state or federal statute, including any attorneys' fees that could be awarded in connection with these or any other claims. This General Release also specifically encompasses any and all claims grounded in contract or tort theories, including, but not limited to: Breach of contract, interference with contractual relations, promissory estoppel, breach of the implied covenant of good faith and fair dealing, breach of employee handbooks, manuals or other policies, wrongful discharge, wrongful discharge in violation of public policy, assault, battery, fraud, intentional or negligent misrepresentation, defamation, intentional or negligent infliction of emotional distress, breach of fiduciary duty, negligent hiring, retention or supervision, and/or any other tort theory based on intentional or negligent conduct. This General Release does not relieve Ancor of any of the obligations it has undertaken pursuant to this Separation Agreement and, if necessary, Walker could institute litigation to enforce his rights under this Separation Agreement.

                D)   MISCELLANEOUS
                     -------------
     (13) Letter of Reference/Inquiries from Prospective Employers: Following the expiration of the rescission period described in Paragraph (9) above, and on the condition that Walker did not revoke or rescind this Separation Agreement, Ancor will provide Walker a mutually acceptable letter of reference. Further, if inquiries are made to Ancor from prospective employers of Walker, the inquiries (whether written or oral) will be referred to Stephen O'Hara or another executive selected by Walker. Stephen O'Hara or the other executive will provide the following information: Walker's name, title, tenure with Ancor, job responsibilities, and compensation level during 1995. Ancor also will provide the letter of reference prepared pursuant to this Paragraph to the prospective employer.

     (14) Mutual Non-disparagement Agreement: Walker agrees that he will not disparage Ancor or its Directors and Officers. Ancor's Directors and Officers agree that they will not disparage Walker.

     (15) Confidentiality: Walker agrees that it is the intent of the parties to maintain the complete confidentiality of the terms of this Separation Agreement and the negotiations leading to this Separation Agreement. Therefore, Walker agrees that he will not publicize, and will take all prudent steps to ensure the confidentiality of this Separation Agreement. The only comment Walker will make about his resignation from Ancor is that he resigned voluntarily and that all matters relating to his employment with Ancor have been resolved to the mutual satisfaction of the parties. Notwithstanding the terms of this Paragraph, Walker will be entitled to disclose the terms of this Separation Agreement to his lawyers, tax advisors, accountants, and immediate family on the condition that those to whom such disclosure is made also will be bound by the terms of this Paragraph.

     (16) No Admission of Fault: Walker and Ancor agree that their willingness to enter into this Separation Agreement does not constitute and should not be construed as, any admission of liability or fault on the part of Walker or Ancor or any of the Released Parties.

     (17) Complete Agreement: Walker agrees that there are no covenants, promises, undertakings, or understandings outside of this Separation Agreement, except as specifically set forth herein. Any modification of, or addition to, this

Separation Agreement must be in writing, signed by Walker and Ancor's Chief Executive Officer.

     (18) Knowing and Voluntary Agreement: Walker agrees that he has entered into this Separation Agreement knowingly and voluntarily. Walker further acknowledges that he has had the opportunity to be represented by counsel in connection with the negotiation and preparation of this Separation Agreement, and have any terms of this Separation Agreement which he did not understand explained to him.

     (19) Governing Law: This Separation Agreement and General Release shall be governed by, and interpreted in accordance with, the laws of the State of Minnesota.

                                       /s/ William F. Walker
                                       -----------------------------------
                                       WILLIAM F. WALKER
Subscribed and sworn to before me
this 20th day of February, 1996.

/s/ Elizabeth J. Clark
- - -----------------------------------
Notary Public

                                       ANCOR COMMUNICATIONS, INC.


                                       By /s/ Stephen O'Hara
                                         ---------------------------------
                                         Stephen O'Hara
                                       Its Chief Executive Officer and President

Subscribed and sworn to before me
this 20th day of February, 1996.

/s/ Marion J. Logan
- - -----------------------------------
Notary Public